As filed with the Securities and Exchange Commission, via EDGAR, on May 1, 2018

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Liberty Property Trust

(Exact name of Registrant as specified in its governing documents)

Maryland (State or other jurisdiction of incorporation or organization of Registrant)	23-7768996 (I.R.S. Employer Identification Number of Registrant)

500 Chesterfield Parkway, Malvern, Pennsylvania 19355-8707

(610) 648-1700

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Herman C. Fala, Esquire

500 Chesterfield Parkway

Malvern, Pennsylvania 19355

(610) 648-1700

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Justin W. Chairman, Esquire

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103-2921

(215) 963-5000

Approximate date of commencement of the proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares of Beneficial Interest, $0.001 par value	352,900	$40.82	$14,405,378	$1,794

(1)                       Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of the common shares of beneficial interest, $0.001 par value, of Liberty Property Trust on the New York Stock Exchange on April 27, 2018.

PROSPECTUS

352,900 SHARES

LIBERTY PROPERTY TRUST

COMMON SHARES OF BENEFICIAL INTEREST

This prospectus may be used only in connection with the resale by the shareholders named in this prospectus or in a supplement hereto, from time to time, of up to an aggregate of 352,900 of our common shares. These common shares will be sold by the shareholders for their own accounts, and we will not receive any proceeds from the sale of these common shares. The shareholders will receive the common shares in exchange for units of limited partnership interest in our operating partnership, Liberty Property Limited Partnership.

The shareholders may offer the common shares to purchasers in transactions on the New York Stock Exchange, in negotiated transactions or by other methods, at varying prices.  For a more complete description of the various methods by which the common shares may be sold, see the section of this prospectus entitled “Plan of Distribution.”

The common shares are traded on the NYSE under the symbol “LPT.”

You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the securities described in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2018.

ABOUT THIS PROSPECTUS

This prospectus describes certain securities of Liberty Property Trust (the “Trust”), which is a real estate investment trust. We sometimes refer to the Trust and Liberty Property Limited Partnership, the Trust’s operating partnership, together, along with their subsidiaries and affiliates, using the words “we,” “our” or “us,” or as the “Company.”  As we describe below in the section entitled “Where to Find Additional Information,” we have filed and plan to continue to file other documents with the Securities and Exchange Commission (the “SEC”) that contain information about us.  Before you decide whether to invest in our common shares, you should read this prospectus and the information we otherwise file with the SEC.

WHERE TO FIND ADDITIONAL INFORMATION

We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC’s Internet website, at http://www.sec.gov. You can also read and copy this material at the SEC’s public reference room, located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common shares are listed on the NYSE, and you can obtain our reports, proxy statements and other information about us at the offices of the NYSE, located at 20 Broad Street, New York, New York 10005.

We will also send you copies of the materials we file with the SEC, free of charge, upon your oral or written request. Please call or write our Investor Relations department at:

500 Chesterfield Parkway

Malvern, Pennsylvania 19355

Telephone No.: (610) 648-1700

The SEC allows us to “incorporate by reference” into this prospectus certain important information about us. This means that the information in this prospectus is not complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and be incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until the offering described in this prospectus is completed:

(a)                                 The Annual Reports on Form 10-K of the Trust and the Operating Partnership for the fiscal year ended December 31, 2017;

(b)                                 The Current Reports on Form 8-K of the Trust and the Operating Partnership filed with the SEC on February 26, 2018, March 2, 2018 and April 18, 2018;

(c)                                  The Definitive Proxy Statement for the Trust’s 2018 Annual Meeting of

Shareholders, filed with the SEC on April 5, 2018; and

(d)                                 The description of the Trust’s common shares contained in the Registration Statement on Form 8-A of the Trust registering the common shares under Section 12 of the Exchange Act, filed with the SEC on June 8, 1994 (File No. 001-13130).

This prospectus is part of our “shelf” registration statement. We have filed the registration statement with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), to register the common shares that are being offered pursuant to this prospectus. Not all of the information in the registration statement appears in this prospectus. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC’s offices or website as described above.

You should rely on the information that is in this prospectus or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus is accurate or complete as of any date other than the date on the front cover.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this Annual Report on Form 10-K and other materials filed or to be filed by the Company (as defined herein) with the Securities and Exchange Commission (“SEC”) (as well as information included in oral statements or other written statements made or to be made by the Company) contain statements that are or will be forward-looking, such as statements relating to rental operations, business and property development activities, joint venture relationships, acquisitions and dispositions (including related pro forma financial information), future capital expenditures, financing sources and availability, litigation and the effects of regulation (including environmental regulation) and competition. These forward-looking statements generally are accompanied by words such as “believes,” “anticipates,” “expects,” “estimates,” “should,” “seeks,” “intends,” “planned,” “outlook” and “goal” or similar expressions. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be achieved. As forward-looking statements, these statements involve important risks, uncertainties and other factors that could cause actual results to differ materially from the expected results and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of the Company. The Company assumes no obligation to update or supplement forward looking statements that become untrue because of subsequent events. These risks, uncertainties and other factors include, without limitation, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants’ business operations), risks relating to our ability to maintain and increase property occupancy and rental rates, risks relating to the continued repositioning of the Company’s portfolio, risks relating to construction and development activities, risks relating to acquisition and disposition activities, risks relating to the integration of the operations of entities that we have acquired or may acquire, risks relating to joint venture relationships and any possible need to perform under certain guarantees that we have issued or may issue in connection with such relationships, risks related to properties developed by the Company on a fee basis, risks associated with tax abatement, tax credit programs, or other government incentives, possible environmental liabilities, risks relating to leverage and debt service (including availability of financing terms acceptable to the Company and sensitivity of the Company’s operations and financing arrangements to fluctuations in interest rates), dependence on the primary markets in which the Company’s properties are located, the existence of complex regulations relating to status as a real estate investment trust (“REIT”) and the adverse consequences of the failure to qualify as a REIT, risks relating to litigation and the potential adverse impact of market interest rates on the market price for the Company’s securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements.”

THE COMPANY

Liberty Property Trust (the “Trust”) is a self-administered and self-managed Maryland real estate investment trust (“REIT”) serving customers in the United States and United Kingdom, through the development, acquisition, ownership and management of superior industrial and office properties.

On a consolidated basis, substantially all of the Trust’s assets are owned directly or indirectly by, and all of the Trust’s operations are conducted directly or indirectly by, Liberty Property Limited Partnership (the “Operating Partnership”). The Trust is the sole general partner and also is a limited partner of the Operating Partnership. Substantially all of the Trust’s assets are owned directly or indirectly, and substantially all of the Trust’s operations are conducted directly or indirectly, by the Operating Partnership. Unless the context otherwise requires, as used in this prospectus, (i) the term “Operating Partnership” includes Liberty Property Limited Partnership and its subsidiaries (and, where the context indicates, its predecessor entities, Rouse & Associates, a Pennsylvania general partnership, and certain affiliated entities) and (ii) the term “Company” includes the Trust and the Operating Partnership.

The Company’s executive offices are located at 500 Chesterfield Parkway, Malvern, Pennsylvania 19355. The telephone number is (610) 648-1700. The Company maintains offices in each of its primary markets.

SELLING SHAREHOLDERS

The following table contains information as to the beneficial ownership of the common shares by the shareholders referred to on the cover of this prospectus or, where indicated below, by a shareholder that may receive common shares in exchange for units of limited partnership interest in our operating partnership that have been pledged to such selling shareholder by a holder of our units as security for a loan by the selling shareholder to such unitholder (the “Selling Shareholders”).  This information is given as of the date of this prospectus.

	Pre-Offering			Post-Offering (1)
Selling Shareholder	Total Number of Common Shares Beneficially Owned	Percentage of Class (2)	Common Shares Offered	Total Number of Common Shares Beneficially Owned	Percentage of Class (2)
Alan T. Lingerfelt	268,750	*	268,750	0	*
J. Ryan Lingerfelt	15,625	*	15,625	0	*
Trust for Justin M. Lingerfelt	15,625	*	15,625	0	*
Trust for Daniel K. Lingerfelt	15,625	*	15,625	0	*
Catherine E. Lingerfelt Revocable Trust	13,875	*	13,875	0	*
Robert M. Latimer and Erle Marie Latimer Revocable Trust	12,500	*	12,500	0	*
Carl C. Lingerfelt	10,900	*	10,900	0	*
First Community Bank, N.A.(3)	297,075	*	297,075	0	*

*                                         Indicates less than one percent.

(1)                                 Assumes the sale of all common shares offered by this prospectus by the Selling Shareholders to third parties unaffiliated with the Selling Shareholders.

(2)                                 These percentages are calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

(3)                                 This selling shareholder is a lender to certain of the other selling shareholders, and all units reflected as offered by this selling shareholder are common shares that may be received in exchange for units of limited partnership interest in our operating partnership that have been pledged by such other selling shareholders as security for such loans.

Until June 30, 2007, Alan T. Lingerfelt was a Senior Vice President of the Company in charge of its Richmond, Virginia office. In addition, his brother, David Lingerfelt, is a trustee of the Trust.  In 2015, the Company sold a portfolio of properties to a firm in which Alan T. Lingerfelt has an equity interest.  Otherwise, the Selling Shareholders have not had any material relationship with the Company or any of its affiliates within the past three years other than as a result of the ownership of the units of limited partnership interest of the Operating Partnership in exchange for which the common shares referenced in this prospectus have been or will be issued.

The Company has agreed to register the common shares that the Selling Shareholders have received or will receive in exchange for units of limited partnership interests of the Operating Partnership for resale by the Selling Shareholders to permit the resale of the common shares from time to time in the market or in privately-negotiated transactions. The Company will prepare and file any amendments and supplements to the registration statement that may be necessary in accordance with the rules and regulations of the Securities Act to keep the registration statement effective for the period reasonably necessary for the Selling Shareholders to complete their proposed offerings of the common shares.

RISK FACTORS

Investing in our common shares involves risk.  Before purchasing our common shares, you should carefully read and consider the risks and uncertainties described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 28, 2018, as well as risk factors included in amendments to such report and our periodic reports and other information that we file with the SEC.  If any of these risks were to occur, our results of operations and the ability to make distributions to our shareholders and service our indebtedness could be affected.

FEDERAL INCOME TAX CONSIDERATIONS

WITH RESPECT TO THE TRUST AND THE OPERATING PARTNERSHIP

The following summary of the material federal income tax considerations with respect to the Trust and the Operating Partnership regarding the offering of securities is based on current law, is for general information only and is not intended as tax advice. The tax treatment of a holder of any of the securities will vary depending on the terms of the specific securities acquired or held by such holder as well as such holder’s particular situation, and this summary is addressed only to holders that hold securities as capital assets and does not attempt to address all aspects of federal income taxation relating to holders of the securities. Nor does it discuss all of the aspects of federal income taxation that may be relevant to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, persons holding a position in a hedging transaction, regulated investment companies and pension funds) who are subject to special treatment under the federal income tax laws.

EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE TRUST’S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

General.  We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1994. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurance can be given that we have operated in a manner so as to qualify as a REIT or will continue to operate in a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depends upon our continuing ability to meet, through periodic operating results, specified levels of distributions to our shareholders, a specified diversity of share ownership and other qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. See the section “Failure to Qualify” in this prospectus beginning on page 13.

In the opinion of Cozen O’Connor (“Tax Counsel”), commencing with our taxable year ended December 31, 1994, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation and that of our Operating Partnership (and its subsidiary Property Partnerships, as discussed below) will enable us to continue to meet the requirements for qualification and taxation as a REIT. Tax Counsel’s opinion is based on various assumptions and is conditioned upon a series of representations made by us and our Operating Partnership as to factual matters, including representations regarding the nature of our income and assets and the past, present and future conduct of our business operations. Unlike an IRS tax ruling or court decision, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge our qualification as a REIT. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code. Tax Counsel will not review our compliance with the various REIT qualification tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See the section “Failure to Qualify” in this prospectus beginning on page 13.

The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on an amount of our net income equal to the amount of our distributions to shareholders with respect to the taxable year. This treatment substantially eliminates the “double taxation” (taxation at both the entity and shareholder levels) that generally results from an investment in an entity taxable as a corporation. If we do not qualify as a REIT, we would be taxed at regular income tax rates applicable to corporations on all of our taxable income, whether or not distributed to our shareholders. Even if we qualify as a REIT, we will be subject to federal income or excise tax as follows: (i) we will be taxed at regular corporate income tax rates on any undistributed taxable income including undistributed net capital gains and our “taxable REIT subsidiaries” will be required to pay income tax at the regular corporate tax rates on their earnings; (ii) if we have (1) net income from the sale or other disposition of “foreclosure property” (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income; (iii) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (iv) if we fail to satisfy the 75% or 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount qualifying under the 95% test for the taxable year, in either case multiplied by a fraction intended to reflect our profitability; (v) if we should fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vi) if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset in a taxable transaction during the 5-year period (the “Recognition Period”) beginning on the date on which we acquired the asset, then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate income tax rate unless an election is made to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset; (vii) we could be subject to an excise tax if our dealings with any taxable REIT subsidiary are not at arm’s length; (viii) if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification under the Code due to the relief provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets that caused us to fail such asset test; (ix) if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the income or asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure; and (x) if we fail to comply with the requirement to send annual demand letters to our stockholders holding at least a certain percentage of our shares, as determined by Treasury Regulations, requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

Requirements for Qualification.  The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; (vii) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii) do not apply until after the first taxable year for which an election is made to be taxed as a REIT.

We believe that we currently satisfy all of the conditions listed in the preceding paragraph. In addition, our declaration of trust includes restrictions regarding the transfer of our common shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (vi) and (vii) above. In rendering its opinion that we are organized in conformity with the requirements for qualification as a REIT, Tax Counsel is relying on our representation that ownership of our shares satisfies condition (vii) and Tax Counsel expresses no opinion as to whether the ownership restrictions contained in the declaration of trust preclude us from failing to satisfy condition (vii) above. In addition, we intend to continue to comply with the Treasury Regulations requiring us to ascertain and maintain records which disclose the actual ownership of our shares. Although a failure to ascertain the actual ownership of our shares will not generally cause our disqualification as a REIT beginning with our taxable year ended December 31, 1998, a monetary fine may result.

Effect of Subsidiary Entities, including partnerships.  A REIT may hold a direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary” (“TRS”) without violating the REIT asset test discussed below, as long as the REIT’s holdings of TRS securities do not exceed 20% of the value of the REIT’s total assets. The Trust and the Operating Partnership have elected to treat certain corporate subsidiaries as a TRS. To qualify as a TRS, the subsidiary and the REIT must make a joint election to treat the subsidiary as a TRS. A TRS also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a TRS directly or indirectly owns more than 35% of the total voting power or value. See the section “Asset Tests” in this prospectus beginning on page 12. A TRS pays tax at regular corporate income rates on its taxable income. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length. For taxable years beginning after December 31, 2017, taxpayers are generally subject to a 30% limitation on their ability to deduct net business interest, subject to certain limitations.  This provision may limit the ability of our taxable REIT subsidiaries, to deduct their interest which could result in higher taxable income for them.  No assurances can be given that the Trust’s or Operating Partnership’s loans to or rental, service or other agreements, with its taxable REIT subsidiaries will be on arm’s length terms and no independent appraisal will be obtained. Tax Counsel is relying solely on the representations of the Trust in rendering its opinion.

Code Section 856(i) provides that a corporation which is a “qualified REIT subsidiary” is not to be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and such items (as the case may be) of the REIT. A qualified REIT subsidiary is any corporation 100% of the stock of which is held by the REIT, regardless of whether the REIT has held such corporation’s stock at all times during its existence. In applying the requirements described herein, the Trust’s “qualified REIT subsidiaries” are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of the Trust.

Based on its analysis of the estimated value of the securities of each of the taxable REIT subsidiaries owned by the Operating Partnership relative to the estimated value of the other assets of the Operating Partnership, the Trust has determined that its pro rata share of the securities of the taxable REIT subsidiaries combined does not exceed 20% of the total value of its assets. No independent appraisal will be obtained to support these conclusions, and Tax Counsel, in rendering its opinion as to the qualification of the Trust as a REIT, is relying solely on the representations of the Trust regarding the values of each taxable REIT subsidiary. The 20% of value limitation must be satisfied each time the Trust increases its ownership of securities of any taxable REIT subsidiary (including as a result of increasing its interest in the Operating Partnership as its limited partners exercise their conversion rights). Although the Trust plans to take steps to insure that it satisfies the 20% of value limitation, for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnership’s overall interest in any taxable REIT subsidiary.

In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets and items of income of our Operating Partnership are treated as assets and items of income of ours for purposes of applying the requirements described herein, provided that the Operating Partnership is treated as a partnership for federal income tax purposes.

Income Tests.  In order to qualify as a REIT, the Trust must generally satisfy two gross income requirements on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year generally must be derived directly or indirectly from investments relating to real property or mortgages on real property (including “rents from real property” and, in certain circumstances, interest), from certain types of temporary investments, and from gain from the sale or other disposition of interests in real property and real estate mortgages (other than gain from the disposition of property primarily held for sale to customers in the ordinary course of the Trust’s business). Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

Rents received by a REIT will qualify as “rents from real property” for the purpose of satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, subject to certain limited exceptions, rents received from a tenant will not qualify as “rents from real property” in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a “Related Party Tenant”). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the rent under the lease must be allocated between the portions allocable to the real and personal property and the portion of rent attributable to such personal property will not qualify as “rents from real property.” Finally, in order for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an “independent contractor” who is adequately compensated and from whom the REIT derives no income, or through a TRS. The “independent contractor” requirement, however, does not apply to the extent the services provided by the REIT are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, a de minimis rule applies with respect to non-customary services provided, if any. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as “rents from real property.”

We do not anticipate receiving rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We do not anticipate receiving more than a de minimis amount of rents from any Related Party Tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such property.

We will provide certain services with respect to our properties through the Operating Partnership, which is not an “independent contractor.” However, we believe (and have represented to Tax Counsel) that no material amount of such services will be considered to be other than “usually or customarily rendered” in connection with the rental of space for occupancy only. In rendering its opinion on our ability to qualify as a REIT, Tax Counsel is relying on such representations. In the case of any material amount of services that are not “usual and customary” under the foregoing rules, we intend to employ an “independent contractor” or one of our TRS entities to provide such services.

The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. We believe, and have represented to Tax Counsel, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief from the failure under certain provisions of the Code. These relief provisions generally will be available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, and we file with the IRS, in accordance with the regulations, a schedule of the sources and nature of our income with our federal income tax return. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a minimum penalty equal to the greater of $50,000, or a higher amount based on certain excess net income, would be owed.

Asset Tests.    At the close of each quarter of its taxable year, the Trust must also satisfy the following tests relating to the nature of its assets: (i) at least 75% of the value of its total assets must be represented by real estate assets (including (1) its allocable share of real estate assets held by partnerships in which it has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the REIT and held for not more than one year following the receipt of such proceeds), cash, cash items and government securities; (ii) not more than 25% of the value of its total assets may be represented by securities other than those in the 75% asset class; (iii) not more than 20% of the value of its total assets may be represented by securities of one or more TRS entities; (iv) except for investments included in the 75% asset class, securities in a TRS or “qualified REIT subsidiary” and certain partnership interests: (1) not more than 5% of the value of its total assets may be represented by securities of any one issuer, (2) it may not hold securities that possess more than 10% of the total voting power of outstanding securities of a single issuer and (3) it may not hold securities that have a value of more than 10% of the total value outstanding of securities of any one issuer (other than certain “straight debt” obligations); and (v) not more than 25% of the value of its total assets is represented by certain publicly offered REIT debt instruments.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of increasing our interest in the Operating Partnership as a result of a merger, the exercise of redemption rights or an additional capital contribution of proceeds of an offering of shares of beneficial interest), such failure may be cured by a disposition of sufficient non-qualifying assets within 30 days following the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and plan to take such other action within 30 days following the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

Annual Distribution Requirements.  In order to qualify as a REIT, the Trust is generally required to distribute to its shareholders at least 90% of its taxable income (excluding net capital gain) each year. A REIT will be subject to regular capital gains and ordinary corporate tax rates on undistributed income, and also, as explained above, may be subject to a 4% excise tax on undistributed income in certain events. We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements. In such circumstances, we may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a taxable year by paying “deficiency dividends” to shareholders in a later year that are deemed to be included in determining our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay interest to the IRS based upon the amount of deficiency dividends distributed to our shareholders.

For taxable years beginning after December 31, 2017, our deduction for net business interest expense will generally be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss.  Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years.  If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased.  Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property.  We believe that we will be eligible to make this election.  If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be greater.

Failure to Qualify.  If we fail to qualify for taxation as a REIT in any taxable year because of a violation of one of the requirements described above, our qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect, we pay the applicable tax (either the $50,000 penalty or any other applicable tax described above with respect to failures of the income or asset tests) for the violation and comply with any other IRS requirements.

If we fail to qualify as a REIT and the special relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate income tax rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, all distributions to our shareholders will be taxable as dividends from a C corporation to the extent of current and accumulated earnings and profits, and, individual and certain other non-corporate U.S. shareholders (as defined below) may be taxable at preferential rates on such dividends, and corporate distributees may be eligible for the “dividends received deduction.” In addition, our failure to qualify as a REIT would also substantially reduce the cash available for distributions to shareholders. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Income Taxation of the Partnerships

Effect of Tax Status of the Operating Partnership and the Property Partnerships on REIT Qualification.  Substantially all of our investments are held through the Operating Partnership. The Operating Partnership owns, and has owned, real estate assets through one or more Property Partnerships. For these purposes, Property Partnerships are domestic subsidiary limited partnerships or limited liability companies which have not elected to be treated as other than a partnership for Federal tax purposes. Although neither the Operating Partnership nor the Property Partnerships requested a ruling from the IRS that they would be classified as partnerships for Federal income tax purposes, rather than as associations taxable as corporations, Tax Counsel opined that, based on the provisions of the respective partnership agreements of the Operating Partnership and each Property Partnership, and certain factual assumptions and representations as to each of them, the Operating Partnership and each Property Partnership will be treated as partnerships for federal income tax purposes and not as associations taxable as corporations (unless any such entity has one owner for Federal tax purposes, in which case such entity shall be treated as a disregarded entity for Federal tax purposes).

If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, the Trust would not be able to satisfy the income and asset requirements for status as a REIT and, if a Property Partnership were taxable as a corporation, the Trust may be unable to satisfy the asset requirements for a REIT unless the safe harbor relief provisions described above applied. In addition, any change in the Operating Partnership’s status or that of a Property Partnership for tax purposes might be treated as a taxable event, in which case the Trust might incur a tax liability without any related cash distribution. See “Taxation of the Company,” above. Further, items of income and deduction for the Operating Partnership or a Property Partnership would not pass through to the respective partners, and the partners would be treated as stockholders for tax purposes. Each Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Partnership’s taxable income.

Partners, Not the Operating Partnership or Property Partnerships, Subject to Tax.  A partnership is not a taxable entity for federal income tax purposes. Rather, the Trust is required to take into account its allocable share of the income, gains, losses, deductions and credits of each of the Operating Partnership and the Property Partnerships for any taxable year of such Partnerships ending within or with the taxable year of the Trust, without regard to whether the Trust has received or will receive any cash distributions. The same is true for the Operating Partnership with respect to its allocable share of the income, gains, losses, deductions and credits of each of the Property Partnerships.

Partnership Allocations.  Although the partnership agreement generally will determine the allocation of income and losses among partners, the allocations provided in the partnership agreement will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder, which generally require that partnership allocations respect the economic arrangement of the partners.

If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of each of the Operating Partnership and the Property Partnerships are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations with Respect to Pre-Contribution Gain.  Pursuant to Section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes so that the contributor is allocated the remaining unrealized pre-contribution gain associated with the property when the gain is recognized by the partnership. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the “Book-Tax Difference”). In general, the fair market value of the properties owned (directly or indirectly) by the Trust and interests in Property Partnerships which were contributed to the Operating Partnership has been substantially in excess of their respective adjusted tax bases. The partnership agreements of each of the Operating Partnership and the Property Partnerships require that allocations attributable to each item of contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, their book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Upon the disposition of any item of contributed property, any gain attributable to the “built-in” gain of the property at the time of contribution would be allocated for tax purposes to the contributing partner. These allocations are intended to be consistent with the Treasury Regulations under Section 704(c) of the Code.

In general, partners who contributed property to the Operating Partnership (which include participants in the formation of the Trust (and the Partnerships)) have been allocated disproportionately lower amounts of depreciation deductions for tax purposes relative to their percentage interests in the Operating Partnership, and disproportionately greater shares relative to their percentage interests in the Operating Partnership of the gain on the sale by the Partnerships of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Partnerships. Because the partnership agreements of the Partnerships adopt the “traditional method” in accounting for items allocable under Section 704(c) of the Code, the amounts of the special allocations of depreciation and gain under the special allocation rules of Section 704(c) of the Code may be limited by the so-called “ceiling rule” and may not always eliminate the Book-Tax Difference on an annual basis or with respect to a specific transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Partnerships may cause the Trust to be allocated less depreciation than would be available for newly purchased properties.

The foregoing principles also apply in determining the earnings and profits of the Trust. The application of these rules may result in a larger share of the distributions from the Trust being taxable to shareholders as dividends.

Basis in Operating Partnership Interest.  The Trust’s adjusted tax basis in its partnership interest in the Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Trust plus the fair market value of the Shares it issues or cash it pays upon conversion of interests in the Operating Partnership, (ii) has been, and will be, increased by (a) its allocable share of the Operating

Partnership’s income and (b) its allocable share of indebtedness of the Operating Partnership and of the Property Partnerships and (iii) has been, and will be, reduced (but not below zero) by the Trust’s allocable share of (a) the Operating Partnership’s loss and (b) the amount of cash distributed to the Trust, and by constructive distributions resulting from a reduction in the Trust’s share of indebtedness of the Operating Partnership and the Property Partnerships.

If the allocation of the Trust’s distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of the Trust’s partnership interest in the Operating Partnership below zero, the loss is deferred until such time as the recognition of such loss would not reduce the Trust’s adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in the Trust’s share of the indebtedness of the Operating Partnership or a Property Partnership (each such decrease being considered a constructive cash distribution to the partners), would reduce the Trust’s adjusted tax basis below zero, such distributions (including such constructive distributions) would be includible as taxable income to the Trust in the amount of such excess. Such distributions and constructive distributions would normally be characterized as capital gain, and if the Trust’s partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions would constitute long-term capital gain. Based on Treasury Regulations to be issued, the tax rates applicable to such capital gain will likely vary depending on the precise amount of time such interest has been held by the Trust and the nature of the Operating Partnership’s property.

Sale of the Partnerships’ Property

Generally, any gain realized by the Operating Partnership or a Property Partnership on the sale of property held by the Operating Partnership or a Property Partnership, or on the sale of partnership interests in the Property Partnerships, if the property or partnership interests are held for more than one year, will be long-term capital gain (except for any portion of such gain that is treated as depreciation or cost recovery recapture), and may result in capital gain distributions to the shareholders. See “Taxation of Taxable Domestic Shareholders,” below.

The Trust’s share of any gain realized on the sale of any property held by the Operating Partnership or a Property Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the trade or business of any of the Operating Partnership or the Property Partnerships will, however, be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction, subject to certain safe harbors. The Operating Partnership and the Property Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating their properties and to make such occasional sales of such properties, including peripheral land, as are consistent with the investment objectives of the Trust and the Operating Partnership. Complete assurance cannot be given, however, that the Trust will be able to avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of business.”

State and Local Taxes

We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and the purchasers of our securities may not conform to the federal income tax consequences discussed herein. Consequently, prospective purchasers of securities should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in our securities.

Taxes Imposed on the Trust on Account of Non-U.S. Activities of the Trust

To the extent that the Trust engages in real estate development activities in foreign countries or invests in real estate located in foreign countries, the Trust’s profits from such activities or investments will generally be subject to tax in the countries where such activities are conducted or such properties are located. The precise nature and amount of such taxation will depend on the laws of the countries where the activities are conducted or the properties are located. Although the Trust will attempt to minimize the amount of such foreign taxation, there can be no assurance as to whether or the extent to which measures taken to minimize such taxes will be successful. If the Trust satisfies the annual distribution requirements for qualification as a REIT and is, therefore, not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Trust will generally not be able to recover the cost of any foreign tax imposed on such profits from its foreign activities or investments by claiming foreign tax credits against its federal income tax liability on such profits. Moreover, the Trust will not be able to pass foreign tax credits through to its shareholders. As a result, to the extent that the Trust is required to pay taxes in foreign countries, the cash available for distribution to its shareholders will be reduced accordingly.

Taxation of Taxable Domestic Shareholders

General.  For purposes of this discussion, the term “U.S. shareholder” means a beneficial owner of our shares that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person under applicable Treasury Regulations in effect, or (v) any other person who is subject to United States Federal income taxation on a net income basis with respect to our shares. In the case of a shareholder that is a partnership for United States tax purposes, each partner will take into account its allocable share of income or loss from the shares held by such partnership, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the partnership and the partner.

Distributions.  Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income (taxable at a maximum individual tax rate of 39.6%) and generally not as qualified dividends or dividends eligible for the dividends received deduction for corporations. Dividends received from REITs generally are not eligible for the tax rates (with a maximum rate of 20%) for corporate dividends received by individuals and certain other non-corporate U.S. shareholders. An exception applies, however, and individual and certain other non-corporate U.S. shareholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) “REIT taxable income” that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic subchapter C corporations (e.g., from a TRS owned by the Operating Partnership) and certain foreign corporations or (iii) income from sales of appreciated property acquired from C corporations in carryover basis transactions that has been subject to tax.  For taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate U. S. holders, including individuals, generally may deduct 20% of their REIT dividends (other than capital gain dividends and REIT dividends that are qualified dividends).

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held our stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat U.S. shareholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to U.S. shareholders a corresponding credit for taxes paid by the REIT on such retained net capital gains, and increasing such U.S. shareholder’s adjusted tax basis in our common shares by the difference between the amount of their share of our net capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of individual and certain other non-corporate U.S. shareholders and 21% for corporations. Capital gains dividends attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for individual and certain other non-corporate U.S. shareholders, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of U.S. shareholder’s common shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

Dispositions of Shares.  In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis in the shares relinquished at the time of the disposition. In general, a U.S. shareholder’s tax basis will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by certain other non-corporate U.S. shareholders upon the sale or disposition of our shares will be subject to a maximum federal income tax rate of 20%, if the shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 39.6%) if the shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are not subject to preferential rates on long-term capital gains but rather will be taxed at regular corporate tax rates, with a rate of 21% imposed on the highest income bracket. Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. shareholder as long-term capital gain.

If a U.S. shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties could be imposed for failure to comply with certain of these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our and their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations.  Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any “passive losses” against income or gain relating to our shares. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Backup Withholding and Information Reporting

We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at a rate of 24% with respect to dividends paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A. U.S. shareholder that does not provide its correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify its non-foreign status. Non-U.S. shareholders may be required to comply with applicable certification procedures to establish that they are not U.S.

shareholders in order to avoid the application of such information reporting requirements and backup withholding.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this discussion as UBTI. Although rental real estate investments may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our shares are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under section 501(a) of the Code, and (iii) owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of our common shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our common shares, collectively owns more than 50% of such shares. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our common shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the federal, state and local tax consequences of owning our shares.

Taxation of Non-U.S. Shareholders

The following is a summary of certain United States federal income tax considerations of the acquisition, ownership and disposition of our shares applicable to non-U.S. shareholders. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our shares that is not a U.S. shareholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of United States federal income taxation of non-U.S. shareholders.

Ordinary Dividends.  The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits which are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. shareholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.

In general, non-U.S. shareholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

The Trust expects to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. shareholder unless (1) a lower treaty rate applies and proper certification is provided on an applicable Internal Revenue Service Form W-8 (i.e., Internal Revenue Service Form W-8BEN or Form W-8BEN-E) or (2) the non-U.S. shareholder files an Internal Revenue Service Form W-8ECI with the Trust claiming that the distribution is effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. shareholder). The non-U.S. shareholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of The Trust’s current and accumulated earnings and profits.

Non-Dividend Distributions.  Unless our shares constitute a U.S. real property interest, or USRPI, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder’s basis in our shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 21% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits. The 21% FIRPTA withholding tax does not apply to dividends already subject to the 30% withholding tax. Distributions in excess of basis will not be subject to tax under the provisions of FIRPTA so long as the requirements with respect to capital gain distributions discussed below in the section entitled “Capital Gain Dividends” are met.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be treated as held solely as a creditor for this purpose. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income tax. Under a special rule, a capital gain distribution from a REIT will not be treated as “effectively connected” income, provided that (a) the distribution is received with respect to a class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, and (b) the non-U.S. shareholder owned, actually or constructively, 10% or less of our outstanding shares of that class at all times during a specified testing period.  Such distributions will be classified as ordinary dividend distributions and treated in the manner referred to above.  Distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent any owners of such qualified shareholders that are not themselves qualified shareholders own, actually or constructively, more than 10% of our capital stock.  Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA.  Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Dispositions of Our Shares.  Unless our common shares constitute a USRPI, a sale of our shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Our shares will not constitute a USRPI if we are “domestically controlled.” A REIT is domestically controlled if, at all times during a specified testing period, less than 50% in value of the REIT’s outstanding shares is held directly or indirectly by non-U.S. shareholders. We believe that we are, and expect to continue to be, a domestically controlled REIT and, therefore, the sale of our shares should not be subject to taxation under FIRPTA. Because our shares are publicly traded, however, no assurance can be given that we will remain a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. shareholder’s sale of our shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the shares owned are of a class that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) the selling non-U.S. shareholder owned, actually or constructively, 10% or less of our outstanding shares of that class at all times during a specified testing period.

If gain on the sale of our shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the shares could be required to withhold 21% of the purchase price and remit such amount to the IRS.

Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting and Backup Withholding.    Backup withholding will apply to dividend payments made to a non-U.S. shareholder of the Trust’s stock unless the shareholder has certified that it is not a U.S. shareholder and the payer has no actual knowledge that the owner is not a non-U.S. Shareholder. Information reporting generally will apply with respect to dividend payments even if certification is provided.

Payment of the proceeds from a disposition of the Trust’s stock by a non-U.S. shareholder made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the shareholder or beneficial owner certifies that it is not a U.S. shareholder or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of the Trust’s stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (1) a “controlled foreign corporation” for U.S. federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a specified three-year period was effectively connected with a U.S. trade or business, (3) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States, then backup withholding and information reporting generally will apply unless the non-U.S. shareholder satisfies certification requirements regarding its status as a non-U.S. shareholder and the broker-dealer has no actual knowledge that the owner is not a non-U.S. shareholder.

On March 18, 2010, the Hiring Incentives to Restore Employment Act (the “HIRE Act”) was enacted in the United States. The HIRE Act includes provisions known as the Foreign Account Tax Compliance Act (“FATCA”). Final regulations under FATCA were issued by the Internal Revenue Service on January 17, 2013. FATCA generally imposes a 30% withholding tax on (i) dividends paid with respect to Trust common stock after December 31, 2013 and (ii) certain gross proceeds from the disposition of Trust common stock paid after December 31, 2016 to (a) foreign financial institutions (as defined in Section 1471(d)(4) of the Code) unless they agree to collect and disclose to the Secretary of the Treasury information regarding their direct and indirect U.S. account shareholders and (b) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. The 30% withholding rate generally applies without regard to reduced rates of withholding or exemptions from withholding available under current law under treaties or existing statutory rules. Under some circumstances, a foreign owner may still be eligible to claim the benefit of such reduced withholding rates and exemptions through a claim for refund.

Under a grandfathering rule, FATCA does not apply to any payments made under an obligation that is outstanding on January 1, 2014 (provided such obligation is not materially modified subsequent to such date) and any gross proceeds from the disposition of such obligation. Stock in a corporation is not an “obligation” for purposes of this rule and therefore the Trust common stock would not be exempt from the application of FATCA under this grandfathering rule. FATCA does not replace the existing U.S. withholding tax regime, but the FATCA regulations contain coordination provisions to avoid double withholding on U.S.-source income. Non-U.S. shareholders are encouraged to consult with their tax advisors regarding the possible implications of FATCA on an investment in Trust common stock in light of such shareholders’ individual circumstances.

Medicare Tax

The Patient Protection and Affordable Care Act of 2010, which was signed into law on March 23, 2010, generally imposes on certain individuals, trusts and estates a tax of 3.8% on the lesser of (i) “net investment income”, or (ii) the excess of modified adjusted gross income over a threshold amount for taxable years beginning after December 31, 2012. Net investment income generally includes dividends, and net gains from the disposition of stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Certain U.S. shareholders that are individuals, trusts or estates are therefore subject to the 3.8% Medicare tax with respect to dividends on, and capital gains from the sale or other disposition of, the Trust’s stock. U.S. shareholders are encouraged to consult with their tax advisors regarding the possible implications of this tax on their ownership and disposition of the Trust’s common stock in light of such holders’ individual circumstances.

Partnership Audit Rules.

The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships.  Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level.  Although it is uncertain how certain aspects of these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest including the Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.  The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury.  Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our capital stock.

Possible Legislative or Other Actions Affecting Tax Considerations

Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in the Trust may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of the U.S. Treasury Regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in the Trust.

PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SHARES,

INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

PLAN OF DISTRIBUTION

The Trust has been advised by the selling shareholders that the selling shareholders may sell their common shares from time to time in transactions on the NYSE, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices.  The selling shareholders may effect these transactions by selling the common shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the common shares for whom the broker-dealer may act as an agent or to whom the selling shareholders may sell the common shares as a principal, or both.  The compensation to a particular broker-dealer may be in excess of customary commissions.

Selling shareholders for whom shares are registered in the registration statement of which this prospectus is part may, from time to time, pledge or grant a security interest in some or all of the common shares registered for resale by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus or any amendment or supplement to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The selling shareholders also may transfer and donate the common shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and broker-dealers who act in connection with the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the common shares as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling shareholders (and, if such broker-dealer acts as agent for the purchaser of the common shares, from such purchaser).  Broker-dealers may agree with the selling shareholders to sell a specified number of common shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling shareholders, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling shareholders.  Broker-dealers who acquire common shares from the selling shareholders as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of those common shares commissions computed as described above.  To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of common shares involved; (c) the price at which these common shares are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference into this prospectus, as supplemented; and (f) other facts material to the transaction.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to those securities for a period beginning when that person becomes a distribution participant and ending upon that person’s completion of participation in a distribution, including stabilization activities in the common shares to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids.  In addition, and without limiting the foregoing, in connection with transactions in the common shares, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as any of the selling shareholders is a participant in a distribution, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof.  All of the foregoing may affect the marketability of the common shares.

The selling shareholders will pay all commissions and certain other expenses associated with the sale of the common shares.  The common shares offered hereby are being registered pursuant to contractual obligations of the Company, and the Company has paid the expenses of the preparation of this prospectus.  The Company has also agreed to indemnify the selling shareholders with respect to the common shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

The common shares are listed on the NYSE.

LEGAL MATTERS

Saul Ewing Arnstein & Lehr LLP, Baltimore, Maryland, has rendered an opinion with respect to the legality of the common shares offered hereby. The statements in this prospectus under the captions “Federal Income Tax Considerations with Respect to the Trust and the Operating Partnership” and the other statements herein relating to the Trust’s qualification as a real estate investment trust have been passed upon for the Trust by Cozen O’Connor, Philadelphia, Pennsylvania, although such firm has rendered no opinion as to matters involving the imposition of non-U.S. taxes, including taxes on the operations of, and distributions of payments from, the Trust’s United Kingdom affiliate.

EXPERTS

The consolidated financial statements of Liberty Property Trust and Liberty Property Limited Partnership appearing in Liberty Property Trust’s and Liberty Property Limited Partnership’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including schedules appearing therein), and the effectiveness of Liberty Property Trust’s and Liberty Property Limited Partnership’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the reports given on the authority of such firm as experts in accounting and auditing.

NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS.  IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.  THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

352,900 SHARES

LIBERTY PROPERTY TRUST

COMMON SHARES

OF BENEFICIAL INTEREST

PROSPECTUS

PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Trust:

SEC registration fee	$1,794
Legal fees and expenses	5,000
Accounting fees and expenses	5,000
Miscellaneous	—
Total	$11,794

All expenses, except for the SEC registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 8-301(15) and 2-418 of the Maryland General Corporation Law, as amended, the Trust has the power to indemnify trustees and officers under certain prescribed circumstances (including when authorized by a majority vote of a quorum of disinterested trustees, by a majority vote of a committee of two or more disinterested trustees, by independent legal counsel, or by shareholders) and, subject to certain limitations (including, unless otherwise determined by the proper court, when such trustee or officer is adjudged liable to the Trust), against certain costs and expenses, including attorneys’ fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a trustee or officer of the Trust if it is determined that he or she acted in accordance with the applicable standard of conduct set forth in such statutory provisions including when such trustee or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Trust’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article XII of the Trust’s By-laws provides that the Trust has the power to indemnify trustees, officers and shareholders of the Trust against expenses (including legal fees) reasonably incurred by any of them in connection with the successful defense of a proceeding to which such person was made a party by reason of such status, whether the success of such defense was on the merits or otherwise, to the maximum extent permitted by law. The trustees, officers and shareholders of the Trust also have the right, in certain circumstances, to be paid in advance for expenses incurred in connection with any such proceedings.

ITEM 16.  EXHIBITS.

Exhibit No.	Description

5.1	Opinion of Saul Ewing Arnstein & Lehr LLP.

8.1	Opinion of Cozen O’Connor.

23.1	Consent of Ernst & Young LLP relating to the Trust.

23.2	Consent of Ernst & Young LLP relating to the Operating Partnership.

23.3	Consent of Saul Ewing Arnstein & Lehr LLP (included in Exhibit 5.1).

23.4	Consent of Cozen O’Connor (included in Exhibit 8.1).

24.1	Powers of Attorney (included on signature pages included in this Registration Statement).

ITEM 17.  UNDERTAKINGS.

(a)                                 The undersigned registrants hereby undertake:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A)                               Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)                               Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)                                     If the registrants are relying on Rule 430B:

(A)                               Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)                               Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

(ii)                                  If the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                 That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b)                                 The undersigned registrants hereby undertake that, for the purpose of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to

Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a trustee, officer or controlling person of either registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWERS OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Malvern in Chester County, Commonwealth of Pennsylvania, Commonwealth of Pennsylvania, on the 1st day of May, 2018.

LIBERTY PROPERTY TRUST

By:	/s/ William P. Hankowsky
William P. Hankowsky
Chairman of the Board of Trustees,
President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William P. Hankowsky and Christopher J. Papa, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to this Registration Statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William P. Hankowsky	Chairman of the Board of Trustees,	May 1, 2018
William P. Hankowsky	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Christopher J. Papa	Executive Vice President and	May 1, 2018
Christopher J. Papa	Chief Financial Officer
(Principal Financial Officer)

Signature	Title	Date

/s/ Mary Beth Morrisey	Chief Accounting Officer	May 1, 2018
Mary Beth Morrissey	(Principal Accounting Officer)

/s/ Frederick F. Buchholz	Trustee	May 1, 2018
Frederick F. Buchholz

/s/ Thomas C. DeLoach, Jr.	Trustee	May 1, 2018
Thomas C. DeLoach, Jr.

/s/ Katherine E. Dietze	Trustee	May 1, 2018
Katherine E. Dietze

/s/ Antonio F. Fernandez	Trustee	May 1, 2018
Antonio F. Fernandez

/s/ Daniel P. Garton	Trustee	May 1, 2018
Daniel P. Garton

/s/ Robert G. Gifford	Trustee	May 1, 2018
Robert G. Gifford

/s/ M. Leanne Lachman	Trustee	May 1, 2018
M. Leanne Lachman

/s/ David L. Lingerfelt	Trustee	May 1, 2018
David L. Lingerfelt

Signature	Title	Date

/s/ Marguerite M. Nader	Trustee	May 1, 2018
Marguerite M. Nader

/s/ Fredric J. Tomczyk	Trustee	May 1, 2018
Fredric J. Tomczyk